Exhibit 99.1

UMT HOLDINGS, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

with Report of Independent Auditors

UMT HOLDINGS, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

REPORT OF INDEPENDENT AUDITORS

To the Partners of

UMT Holdings, L.P.:

We have audited the accompanying consolidated financial statements of UMT Holdings, L.P. and subsidiaries which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in partners’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UMT Holdings, L.P. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in conformity with GAAP.

 Dallas, Texas

March 31, 2015

1

UMT HOLDINGS, L.P.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013

Assets
Cash and cash equivalents	$411,665	$789,496
Accounts receivable	164,640	41,392
Accounts receivable - related parties	18,051,480	11,184,064
Profits interest receivable - related parties	75,647	75,647
Investment in partnerships	1,239,434	846,435
Notes receivable, net of reserves for loan losses of $121,428 and $124,764, respectively	11,417,789	11,657,783
Notes receivable - related parties	-	4,219,971
Property and equipment, net of accumulated
depreciation of $1,516,380 and $1,337,915, respectively	449,396	373,286
Other assets, net of accumulated amortization of $2,011,045 and $1,985,974, respectively	639,843	694,421

Total assets	$32,449,894	$29,882,495

Liabilities and Partners’ Deficit
Accounts payable and accrued liabilities	$3,425,784	$2,192,894
Accounts payable - related parties	9,783,187	10,294,069
Lines-of-credit	5,343,808	6,430,475
Notes payable	339,454	166,441
Notes payable - related parties	54,895,255	57,431,245
Total liabilities	73,787,488	76,515,124

Commitments and contingencies

Partners’ deficit:
General partner’s deficit	(4,746,848)	(10,165,880)
Series A limited partners’ deficit	(20,670,000)	(20,670,000)
Class C limited partners’ deficit	(12,783,542)	(12,677,643)
Class D limited partners’ deficit	(3,137,204)	(3,119,106)
Total partners’ deficit	(41,337,594)	(46,632,629)

Total liabilities and partners’ deficit	$32,449,894	$29,882,495

See accompanying notes to consolidated financial statements.

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UMT HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013
Revenues:
Transaction service fees	$2,027,910	$863,282
Transaction service fees - related parties	6,962,392	15,099,422
Interest income	1,917,873	1,970,529
Interest income - related parties	250,272	912,254
Asset management fees - related parties	7,713,236	7,744,211
Incentive fees - related parties	973,562	-
Earnings from investments in partnerships	5,530,464	4,437,380
Total revenues	25,375,709	31,027,078

Expenses:
Interest expense	325,252	524,954
Interest expense - related parties	5,534,651	6,141,428
Provision for loan losses	2,209,198	28,703
General and administrative expense	10,360,239	11,348,601
General and administrative expense - related parties	1,527,337	1,431,022
Total expenses	19,956,677	19,474,708

Net income	$5,419,032	$11,552,370

See accompanying notes to consolidated financial statements.

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UMT HOLDINGS, L.P.

CONSOLIDATED STATEMENTS CHANGES IN PARTNERS’ DEFICIT

Years ended December 31, 2014 and 2013

		Series A	Series A	Class C	Class C	Class D	Class D
	General	Limited	Limited	Limited	Limited	Limited	Limited	Total
	Partners’	Partners’	Partners’	Partners’	Partners’	Partners’	Partners’	Partners’
	Deficit	Units	Deficit	Units	Deficit	Units	Deficit	Deficit

Balance at December 31, 2012	$(21,718,250)	1,000,000	$(8,320,000)	33,593	$(11,237,643)	128,090	$(1,694,106)	$(42,969,999)

Distributions	-	-	(12,350,000)	(1,440)	(1,440,000)	-	(1,425,000)	(15,215,000)

Net income	11,552,370	-	-	-	-	-	-	11,552,370

Balance at December 31, 2013	$(10,165,880)	1,000,000	(20,670,000)	32,153	(12,677,643)	128,090	(3,119,106)	(46,632,629)

Distributions	-	-	-	(106)	(105,899)	-	(18,098)	(123,997)

Net income	5,419,032	-	-	-	-	-	-	5,419,032

Balance at December 31, 2014	$(4,746,848)	1,000,000	$(20,670,000)	32,047	$(12,783,542)	128,090	$(3,137,204)	$(41,337,594)

See accompanying notes to consolidated financial statements.

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UMT HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013

Operating Activities
Net income	$5,419,032	$11,552,370
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	178,465	163,056
Amortization	25,071	19,423
Earnings from investments in partnerships	(5,530,464)	(4,437,380)
Provision for loan losses	2,209,198	28,703
Changes in assets and liabilities:
Accrued interest receivable	-	24,369
Accounts receivable	(123,248)	403,149
Accounts receivable - related parties	(6,399,228)	2,568,328
Other assets	29,507	800,083
Accounts payable and accrued liabilities	1,232,890	(177,716)
Accounts payable - related parties	(510,882)	2,924,894
Net cash (used in) provided by operating activities	(3,469,659)	13,869,279

Investing Activities
Investments in notes receivable	(1,969,204)	(4,563,318)
Proceeds from notes receivable	-	5,319,273
Investments in notes receivable - related parties	(191,940)	(396,230)
Proceeds from notes receivable - related parties	4,411,911	3,179,805
Investments in residential mortgage notes receivable	-	(363,318)
Proceeds from residential mortgage notes receivable	-	363,318
Distributions from partnerships	4,669,277	4,325,933
Purchases of property and equipment	(254,575)	(252,942)
Net cash provided by investing activities	$6,665,469	$7,612,521

See accompanying notes to consolidated financial statements.

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UMT HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31,
	2014	2013

Financing Activities
Proceeds from notes payable - related parties	960,931	5,500,292
Payments on notes payable - related parties	(3,496,921)	(7,645,405)
Proceeds from lines-of-credit	-	1,378,110
Payments on lines-of-credit	(1,086,667)	(2,704,786)
Proceeds from notes payable	250,000	-
Payments on notes payable	(76,987)	(2,417,705)
Series A distributions	-	(12,350,000)
Class C distributions	(105,899)	(1,440,000)
Class D distributions	(18,098)	(1,425,000)
Net cash used in financing activities	(3,573,641)	(21,104,494)

Net increase (decrease) in cash and cash equivalents	(377,831)	377,306
Cash and cash equivalents at beginning of year	789,496	412,190

Cash and cash equivalents at end of year	$411,665	$789,496

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$2,932,344	$4,920,198

See accompanying notes to consolidated financial statements.

6

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

A.   Nature of Business

UMT Holdings, L.P., a Delaware limited partnership (collectively with its 99.9% subsidiary limited partnerships, “UMTH” or the “Partnership”), was formed on March 14, 2003, and began operations July 1, 2003. UMTH is a Texas based real estate finance partnership that generates income by: (1) providing asset management services and facilitating transactions for third parties and affiliates who provide real estate finance services; (2) servicing residential mortgages and managing real estate owned by unrelated third parties and by affiliates; and (3) providing advisory and investment advisory services to affiliates. Prior to 2008 the Company also originated, purchased, and held for investment, for its own account, loans of 12 months or less in term, to persons and entities for the construction, purchase, renovation, and sale of single-family homes. Such interim mortgages were either originated by UMTH or purchased by UMTH from third parties. None of these interim mortgages were insured or guaranteed by a federally owned or guaranteed mortgage agency.

UMTH, through one if its subsidiaries, is the general partner of United Development Funding III, L.P. (“UDF III”), a Delaware limited partnership organized on June 15, 2005. The purpose of UDF III is to originate, acquire, service, and otherwise manage, either alone or in association with others, a portfolio of mortgage loans that are secured by real property or equity interests that hold real property already subject to other mortgages (including mortgage loans that are not first in priority and participation interests in mortgage loans) and to issue or acquire an interest in credit enhancements for the benefit of borrowers, such as guarantees or letters of credit. As the general partner of UDF III, the subsidiary of UMTH is responsible for its overall management, conduct, and operation. The subsidiary of UMTH has authority to act on behalf of UDF III in all matters respecting UDF III, its business, and its property.

UMTH, through one of its subsidiaries, owns 100% of the interests in UDF Land GP, LLC (“Land GP”). The subsidiary has a 99.9% limited partnership interest in UDF Land GenPar, L.P. (“GenPar”). Land GP is the general partner of GenPar. GenPar is the general partner of United Development Funding Land Opportunity Fund, L.P. (“Land Opp”). The purpose of Land Opp is to invest in finished lots, “paper” lots, land that is to be developed into residential home lots, model and finished new home inventory, and other residential real property and dwellings (collectively, “Properties”), loans secured by Properties, loans provided to entities that have recently filed for bankruptcy protection under Chapter 11 of the U.S. bankruptcy code or similar state laws, secured by a priority lien on Property over pre-bankruptcy secured creditors, tax liens, and tax loans secured by state, municipal, or other similar assessments levied on Properties, and other real estate opportunities. The Partnership has authority to act on behalf of Land Opp in all matters respecting Land Opp, its business, and its property.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A.	Nature of Business – continued

UMTH, through one of its subsidiaries, has a 99.9% partnership interest in UMTHLD FLF I, L.P. (“FLF I”), UMTHLD FLF II, L.P. (“FLF II”), as well as United Development Funding X, L.P. (“UDF X”). UMTH, through one of its subsidiaries, also provides asset management services for three investment partnerships: United Development Funding, L.P. (“UDF I”), United Development Funding II, L.P. (“UDF II”), and UDF TX Two, L.P. (“UDF TX Two”). The operations of UDF I and UDF II principally include the making of loans and partnership investments, and providing credit enhancements for the acquisition and development of real estate for residential for-sale developers and homebuilders. As asset manager, the Partnership identifies single-family residential development loans, credit enhancements, and equity investments, underwrites and negotiates the acquisition and disposal of such loans and investments, and oversees the performance of such loans and investments. In addition, the Partnership has a profits interest in UDF I and UDF II, although the Partnership has no financial obligations related to funding UDF I’s or UDF II’s operations.

UMTH, through one if its subsidiaries, is the sole limited partner and owner of 0.001% (non-controlling interest) of the partnership interests in United Development Funding IV Operating Partnership, L.P. (“UDF IV OP”), a Delaware limited partnership. The remaining 99.999% partnership interest in UDF IV OP is held by United Development Funding IV, a Maryland real estate investment trust organized on May 28, 2008 (“UDF IV”). UDF IV also serves as the sole general partner of UDF IV OP. As of December 31, 2014 and 2013, UDF IV OP has no assets, liabilities, or equity.

UMTH has a 99.99% limited partnership interest in UMTH General Services, L.P. (“General Services”), a Delaware limited partnership. The Partnership’s general partner is also the general partner of General Services. General Services is UDF IV’s advisor and is responsible for managing UDF IV’s affairs on a day-to-day basis. The purpose of UDF IV is to originate, purchase, participate in and hold for investment secured loans made directly by UDF IV or indirectly through its affiliates to persons and entities for the acquisition and development of parcels of real property as single-family residential lots, and the construction of model and new single-family homes, including development of mixed-use master planned residential communities. UDF IV also makes direct investments in land for development into single-family lots, new and model homes, and portfolios of finished lots and homes; provides credit enhancements to real estate developers, home builders, land bankers, and other real estate investors; and purchases participations in, or finances for other real estate investors the purchase of securitized real estate loan pools and discounted cash flows secured by state, county, municipal, or other similar assessments levied on real property. UDF IV also may enter into joint ventures with unaffiliated real estate developers, home builders, land bankers, and other real estate investors, or with other United Development Funding-sponsored programs, to originate or acquire, as the case may be, the same kind of secured loans or real estate investments UDF IV may originate or acquire directly. In its capacity as advisor to UDF IV, General Services, or one of its affiliates, provides asset management services to UDF IV. As asset manager, General Services, or its affiliate, oversees the investing and financing activities of the affiliated programs managed and advised by the advisor and the Partnership as well as provide UDF IV’s board of trustees recommendations regarding investments and finance transactions, management, policies, and guidelines and reviews investment transaction structure and terms, investment underwriting, investment collateral, investment performance, investment risk management, and UDF IV’s capital structure at both the entity and asset level.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A.	Nature of Business – continued

General Services also provides advisory services to United Mortgage Trust (“UMT”), a Maryland real estate investment trust. UMT acquires mortgage investments from several sources, including from UMTH affiliates. UMT’s principal investment objectives are to invest in first lien mortgage loans or lines of credit secured by single family homes (either completed homes or homes under construction), single family residential lots (either lots under development or fully developed lots), and single family model homes. General Services is responsible for the day-to-day operations of UMT and for seeking out, underwriting and presenting investments to UMT for consideration and purchase, under the guidance of UMT’s trustees.

UMTH’s corporate offices are located in Grapevine, Texas.

B.	Summary of Significant Accounting Policies

A summary of UMTH’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting

The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of UMT Holdings, L.P. and its subsidiary limited partnerships; UMTH Lending Company, L.P., UMTH General Service, L.P., Prospect Service Corp, General Services, REO Property Company, L.P., UMTH Loan Servicing, L.P. and UMTH Land Development, L.P. UMTH owns 99.9% of the limited partnership interests of each subsidiary and the remaining general partnership interests are owned by UMT Services, Inc., the general partner of the Partnership, and each subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash and Cash Equivalents

UMTH considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2014 and 2013, UMTH had no such investments included in cash and cash equivalents.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Summary of Significant Accounting Policies – continued

Allowance for Loan Losses

The allowance for loan losses is the Partnership’s estimate of incurred losses in its portfolio of notes receivable and notes receivable – related parties. The Partnership periodically performs a detailed review of its portfolio of notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses. The Partnership’s review consists of evaluating economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral, and other relevant factors. We also utilize a peer group analysis and a historical analysis to validate the overall adequacy of our allowance for loan losses. This review is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

In reviewing the portfolio, the Partnership uses cash flow estimates from the disposition of finished lots, paper lots (residential lots shown on a plat that has been accepted by the city or county, but which are currently undeveloped or under development) and undeveloped land as well as cash flow received from the issuance of bonds from municipal reimbursement and public utility districts. These estimates are based on current market metrics, including, without limitation, the supply of finished lots, paper lots, and undeveloped land, the supply of homes and the rate and price at which land and homes are sold, historic levels and trends, executed purchase contracts, appraisals and discussions with third party market analysts and participants, including homebuilders. The Partnership bases its valuations on current and historic market trends on the Partnership’s analysis of market events and conditions, including activity within its portfolio, as well as those of third-party services such as Metrostudy and Residential Strategies, Inc. Cash flow forecasts also are based on executed purchase contracts which provide base prices, escalation rates, and absorption rates on an individual project basis. For projects deemed to have an extended time horizon for disposition, the Partnership considers third-party appraisals to provide a valuation in accordance with guidelines set forth in the Uniform Standards of Professional Appraisal Practice. In addition to cash flows from the disposition of property, cost analysis is performed based on estimates of development and senior financing expenditures provided by developers and independent professionals on a project-by-project basis. These amounts are reconciled with the Partnership’s best estimates to establish the net realizable value of the portfolio.

The Partnership charges additions to the allowance for loan losses to current period earnings through a provision for loan losses. Amounts determined to be uncollectible are charged directly against, or “charged off”, and decrease the allowance for loan losses, while amounts recovered on previously charged off accounts increase the allowance.

Investments in Partnerships

UMTH has investments in six unconsolidated partnerships. These partnerships follow accounting principles that are in all material respects the same as those used by UMTH. UMTH accounts for three of these partnerships on the equity method of accounting and shares in the profits and losses of these partnerships generally in accordance with its ownership interests. UMTH accounts for three of these partnerships on the cost basis of accounting. See Note D – Investments in Partnerships for further discussion.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Summary of Significant Accounting Policies – continued

Notes Receivable and Notes Receivable – Related Parties

Notes receivable and notes receivable – related parties are recorded at the lower of cost or estimated net realizable value. The notes are collateralized by one or more of the following: first or second lien deeds of trust, a pledge of ownership interests in the borrower, assignments of lot sale contracts, or reimbursements of development costs due to the borrower under contracts with districts and cities. As of December 31, 2014, the notes receivable have terms, as amended, of approximately 68 months and bear interest at a rate of 15%. The notes are not insured or guaranteed by a federally owned or guaranteed mortgage agency. The Partnership originates and/or acquires notes receivable and intends to hold the notes receivable for the life of the notes.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. The expected useful lives are dependent on the type of asset being capitalized and range from three to ten years. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are charged or credited in the accompanying statement of operations of the respective period.

Profits Interest Receivable – Related Parties

Profits interest receivable – related parties represents amounts receivable associated with a subsidiary of UMTH’s 50.0% profits interest in UDF I and UDF II (the “UDF Profits Interest”). Earnings from UDF I and UDF II are first allocated to the limited partners other than the subsidiary of UMTH, until the limited partners have received a 12% per annum cumulative return. Second, if available, an equal amount will be allocated to the subsidiary of UMTH and then any remaining earnings will be allocated proportionately between subsidiary of UMTH and the other limited partners. The total earnings allocated to the subsidiary of UMTH represent the UDF Profits Interest. Profits interest receivable – related parties represents the UDF Profits Interest not yet distributed to the subsidiary of UMTH.

Revenue Recognition

UMTH generates transaction service fees and transaction service fee – related parties, asset management fees – related parties by (1) originating mortgage loans for itself and for third parties, (2) servicing mortgage loans, (3) managing real estate, and (4) providing management and marketing support services.

In accordance with GAAP, UMTH defers recognition of income from nonrefundable processing and origination fees less direct processing and origination costs associated with interim mortgage receivables held by UMTH, and recognizes this income on a straight-line basis over the expected life of such interim mortgage loans of six months. UMTH recognizes revenue from all other transaction processing fees paid with respect to loans originated by UMTH for third parties as services are rendered.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Summary of Significant Accounting Policies – continued

Revenue Recognition - continued

Transaction service fees, transaction service fees – related parties, and asset management fees – related parties are recognized as services are completed and collectability is deemed probable.

UMTH recognizes revenue from fees for managing real estate as services are rendered. If UMTH sells a property to a third party, UMTH recognizes revenue from the related sales commission upon closing of the transaction.

UMTH’s portfolio of notes receivable and notes receivable – related parties produce monthly interest income. However, UMTH may not receive interest income on a particular loan in a particular month if the borrower fails to make the monthly interest payment. Interest income and interest income - related parties is recognized over the life of the loan or participation and is recorded on the accrual basis. Income recognition is suspended for loans at the date at which, in the opinion of management, a full recovery of income and principal becomes more likely than not, but is no longer probable, based upon the Partnership’s review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any payments received on loans classified as non-accrual status are typically applied first to outstanding loan amounts and then to the recovery of lost interest. As of December 31, 2014 and 2013, the Partnership was accruing interest on all notes receivable, notes receivable – related parties, and participation interest – related parties.

The Partnership recognizes its portion of the UDF Profits Interest as earned.

Earnings from investments in partnerships are recorded as earned and collectability is deemed probable or using the equity method of accounting, depending on the terms of the partnership.

Income Taxes

The entities of UMTH are organized as limited partnerships for federal income tax purposes. As a result, income or losses are taxable or deductible to the partners rather than at the partnership level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

GAAP prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. In accordance with GAAP, UMTH must determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. UMTH believes it has no such uncertain positions.

12

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Summary of Significant Accounting Policies – continued

Income Taxes – continued

UMTH files income tax returns in the United States federal jurisdiction. At December 31, 2014, tax returns related to fiscal years ended December 31, 2011 through December 31, 2013, remain open to possible examination by the tax authorities. The examination was completed during 2013 and no adjustments were made to the filed return. UMTH did not have any tax returns under examination by any tax authorities at December 31, 2014 or 2013. UMTH did not incur any penalties or interest related to its federal tax returns during the years ended December 31, 2014 and 2013.

Impact of Recently Issued Accounting Standards

In January 2014 the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-04, Receivables — Troubled Debt Restructuring by Creditors (“ASU 2014-04”). This guidance clarifies that when an “in substance repossession or foreclosure” occurs, a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments of ASU 2014-04 also require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU 2014-04 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Trust does not expect the adoption of ASU 2014-04 to have a material impact on its consolidated financial statements.

In May 2014 the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers
(“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The objective of ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP. The core principle of ASU 2014-09 is that an entity should recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle, which may require more judgment and estimates within the revenue recognition process than are required under existing GAAP.

The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Early adoption is not permitted. The Partnership is currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which the Partnership will adopt the standard.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B.	Summary of Significant Accounting Policies – continued

Fair Value of Financial Instruments

In accordance with GAAP the fair value of assets and liabilities which qualify as financial instruments under this statement is calculated, and this additional information is included in the notes to the consolidated financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of accounts receivable, accounts receivable – related parties, profits interest receivable – related parties, accounts payable and accrued liabilities, and accounts payable – related parties approximate their carrying amounts due to the relatively short maturity of these instruments. The estimated fair value of notes receivable, notes receivable - related parties, lines-of-credit, notes payable, and notes payable – related parties approximate the carrying amount since they bear market rates of interest. None of these instruments are held for trading purposes.

C.	Loans and Allowance for Loan Losses

The Partnership’s loan portfolio is comprised of notes receivable, net and notes receivable – related parties, and is recorded at the lower of cost or estimated net realizable value.

	As of December 31,
	2014	2013

Notes receivable, net	$11,418,000	$11,658,000
Notes receivable – related parties	-	4,220,000

Total	$11,418,000	$15,878,000

The Partnership’s loans are classified as follows:

	As of December 31,
	2014	2013
Real Estate:
Construction, acquisition and land development	$11,539,000	$16,003,000
Allowance for loan losses	(121,000)	(125,000)

Total	$11,418,000	$15,878,000

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.	Loans and Allowance for Loan Losses – continued

As of December 31, 2014, the scheduled maturity dates are as follows:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

Matured	$-	-	-	$-	-	-	$-	-	-
2015	-	-	-	11,539,000	1	100%	11,539,000	1	100%

Total	$-	-	-	$11,539,000	1	100%	$11,539,000	1	100%

As of December 31, 2013, the scheduled maturity dates are as follows:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

Matured	$-	-	-	$1,822,000	1	15%	$1,822,000	1	12%
2014	4,220,000	1	100%	-	-	-	4,220,000	1	26%
2015	-	-	-	9,961,000	1	85%	9,961,000	1	62%

Total	$4,220,000	1	100%	$11,783,000	2	100%	$16,003,000	3	100%

As of December 31, 2014, we have no matured loans as we charged off the aggregate unpaid principal balance of approximately $2.2 million of 1 matured loan receivable.

The following table represents the maturity dates of loans that were matured as of December 31, 2013, and had not been repaid or extended as of December 31, 2013:

	Related			Non-Related			Total
Maturity Date	Amount	Loans	% of Total	Amount	Loans	% of Total	Amount	Loans	% of Total

2008	$-	-	-	$1,822,000	1	100%	$1,822,000	1	100%

Total	$-	-	-	$1,822,000	1	100%	$1,822,000	1	100%

Full collectability was considered probable for the matured loan that remained outstanding as of December 31, 2013.

15

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.	Loans and Allowance for Loan Losses – continued

The following table describes the loans that were matured as of December 31, 2013, the activity with respect to such loans during the year ended December 31, 2014, and the loans that matured during the year ended December 31, 2014 and remained matured as of December 31, 2014:

Maturity Date	Amount	Loans	% of Total	Matured Loan Extensions During the Year Ended December 31, 2014 on Loans Matured as of December 31, 2013 (1)	Net Activity During the Year Ended December 31, 2014 on Loans Matured as of December 31, 2013 (2)	Loans Matured During the Year Ended December 31, 2014 (3)	Amount	Loans	% of Total

	Non-Related
	Matured as of December 31, 2013			2014 Activity (4)			Matured as of December 31, 2014
2008	$1,822,000	1	100%	$-	$(1,822,000)	$-	$-	-	-
Total	$1,822,000	1	100%	$-	$(1,822,000)	$-	$-	-	-

(1)	Amounts represent aggregate unpaid principal balance as of December 31, 2013, of matured loans as of December 31, 2013, that were extended during the year ended December 31, 2014.

(2)	For loans matured as of December 31, 2013, net loan activity represents all activity on the loans during the year ended December 31, 2014, including accrued interest, payment of fees and expenses, charge-offs and/or repayments.

(3)	Amounts represent aggregate unpaid principal balance as of December 31, 2014, of loans that matured during the year ended December 31, 2014, and remained matured as of December 31, 2014.

(4)	The table does not reflect activity for loans that matured or were due to mature during the year ended December 31, 2014, but were extended prior to December 31, 2014.

A loan is placed on non-accrual status and income recognition is suspended at the date at which, in the opinion of management, a full recovery of income and principal becomes more likely than not, but is no longer probable, based upon our review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Any payments received on loans classified as non-accrual status are typically applied first to outstanding loan amounts and then to the recovery of lost interest. As of December 31, 2014, the Partnership charged off the aggregate unpaid principal balance of approximately $2.2 million of 1 matured loan receivable. No loans were placed on non-accrual status as of December 31, 2014 and 2013.

16

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.	Loans and Allowance for Loan Losses – continued

The Partnership evaluates its portfolio of notes receivable, notes receivable – related parties, and loan participation interest – related parties on a loan-by-loan basis periodically or as circumstances or events arise that warrant more frequent review. In conjunction with this evaluation, the Partnership applies the guidance in FASB ASC 310-10-35, Receivables – Overall – Subsequent Measurement Accounting Standards Codification (“ASC”) 310-10-35 in determining whether it is probable that the Partnership will be unable to collect all of the contractual principal and interest payments as scheduled in our loan agreements (i.e., whether the loan is impaired). In assessing the collectability of each portfolio loan, the Partnership conduct our detailed review on three levels: an economic fundamentals review, a submarket analysis, and active portfolio monitoring. In addition to loans being considered impaired when they remain outstanding beyond the contractual term of the loan agreement, loans are also considered impaired when, based on current information and events, it is probable that the Partnership will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement, including scheduled principal and interest payments. If an individual loan is considered impaired, a specific valuation allowance may be allocated, if necessary, so that the individual loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from collateral. Loans that are not individually considered impaired are collectively and qualitatively measured as a portfolio for general valuation allowance. In reviewing its portfolio for this valuation analysis, the Partnership considers cash flow estimates from the disposition of finished lots, paper lots (residential lots shown on a plat that has been accepted by the city or county, but which is currently undeveloped or under development) and undeveloped land as well as cash flow received from the issuance of bonds from municipal reimbursement districts. These estimates are based on current market metrics, including, without limitation, the supply of finished lots, paper lots, and undeveloped land, the supply of homes and the rate and price at which land and homes are sold, historic levels and trends, executed contracts, appraisals, and discussions with third party market analysts and participants, including homebuilders. The Partnership bases its valuations on current and historic market trends and on our analysis of market events and conditions, including activity within our portfolio, and on the analysis of third-party services such as Metrostudy and Residential Strategies, Inc. Cash flow forecasts also are based on executed purchase contracts which provide base prices, escalation rates, and absorption rates on an individual project basis. For projects deemed to have an extended time horizon for disposition, the Partnership considers third-party appraisals to provide a valuation in accordance with guidelines set forth in the Uniform Standards of Professional Appraisal Practice. In addition to cash flows from the disposition of property, cost analysis is performed based on estimates of development and senior financing expenditures provided by developers and independent professionals on a project-by-project basis. These amounts are reconciled with the Partnership’s best estimates to establish the net realizable value of the portfolio.

Interest is recognized on an accrual basis for impaired loans in which the collectability of the unpaid principal amount is deemed probable. Any payments received on such loans are first applied to outstanding accrued interest receivable and then to outstanding unpaid principal balance. Unpaid principal balance is materially the same as recorded investments. Any payments received on impaired loans in which the collectability of the unpaid principal amount is less than probable are typically applied to outstanding unpaid principal and then to the recovery of lost interest on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

17

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.	Loans and Allowance for Loan Losses – continued

For the year ended December 31, 2014, the Partnership charged off the aggregate unpaid principal balance of approximately $2.2 million of 1 matured loan receivable as the loan was deemed probable that the Partnership will be unable to collect all amounts due. As of December 31, 2014, the Partnership did not have any additional impaired loans.

As of December 31, 2013, the Partnership had 1 note receivable with an aggregate unpaid principal balance of approximately $1.8 million that was considered impaired due to the loan remaining outstanding beyond the contractual term of the loan agreement. Full collectability was considered probable for this loan. The impairment classification did not have any effect on the amount of the allowance for loan losses for the year ended December 31, 2013, as the Partnership’s reclassification regarding impairment did not affect its determination regarding the collectability of such loan. For the year ended December 31, 2013, the average outstanding aggregate unpaid principal balance for impaired loans was approximately $3.4 million. For the years ended December 31, 2014 and 2013, the Partnership recognized approximately $390,000 and $587,000, respectively, of interest income related to impaired loans. For the years ended December 31, 2014 and 2013, the Partnership did not recognize any cash basis interest income or allocate a specific allowance related to impaired loans.

As part of the ongoing monitoring of the credit quality of the loan portfolio, the Partnership periodically, no less than quarterly, performs a detailed review of its portfolio of notes and other loans. The following is a general description of the credit levels used:

Level 1 – Full collectability of loans in this category is considered probable.

Level 2 – Full collectability of loans in this category is deemed more likely than not, but not probable, based upon the Partnership’s review of economic conditions, the estimated value of the underlying collateral, the guarantor, adverse situations that may affect the borrower’s ability to pay or the value of the collateral and other relevant factors. Interest income is suspended on Level 2 loans.

Level 3 – For loans in this category, it is probable that the Partnership will be unable to collect all amounts due.

As of December 31, 2014 and 2013, the Partnership’s loans were classified as follows:

	2014	2013

Level 1	$11,539,000	$16,003,000
Level 2	-	-
Level 3	-	-

Total	$11,539,000	$16,003,000

18

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.	Loans and Allowance for Loan Losses – continued

The allowance for loan losses is the Partnership’s estimate of incurred losses in its portfolio of notes receivable and notes receivable – related parties. The Partnership periodically performs a detailed review of its portfolio of notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses. The Partnership charges additions to the allowance for loan losses to current period earnings through a provision for loan losses. Amounts determined to be uncollectible are charged directly against (and decrease) the allowance for loan losses (“charged off”), while amounts recovered on previously charged off amounts increase the allowance for loan losses.

The following table summarizes the changes in the reserve for loan losses during the years ended December 31, 2014 and 2013:

	For the year ended December 31,
	2014	2013
Allowance for loan losses:
Balance at beginning of period	$125,000	$96,000
Provision charged to earnings	2,209,000	29,000
Loan losses:
Charge-offs	(2,213,000)	-
Net loan losses	(2,213,000)	-

Balance at end of period	$121,000	$125,000

Ending balance, individually evaluated for impairment	$-	$-

Ending balance, collectively evaluated for impairment	$121,000	$125,000

Financing receivables:
Balance at end of period	$11,539,000	$16,003,000

Ending balance, individually evaluated for impairment	$-	$-

Ending balance, collectively evaluated for impairment	$11,539,000	$16,003,000

The Partnership has adopted the provisions of Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. In accordance with FASB ASU 2011-02, the restructuring of a loan is considered a “troubled debt restructuring” if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses. As of December 31, 2014 and 2013, the Partnership has no loan modifications that are classified as troubled debt restructurings.

19

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

D.	Investments in Partnerships

United Development Funding III, L.P.

As general partner of UDF III, the Partnership currently receives a promotional interest equal to 10% of cash available for distribution prior to the return to the limited partners of all of their capital contributions plus an 8% annual cumulative (non-compounded) return on their net capital contributions. After the limited partners receive a return of their net capital contributions and an 8% annual cumulative (non- compounded) return on their net capital contributions, the general partner will receive a subordinated promotional interest of 15% of remaining cash available for distribution (including net proceeds from a capital transaction or pro rata portion thereof).

As general partner of UDF III, the Partnership also receives a carried interest, which is an equity interest in UDF III to participate in all distributions, other than distributions attributable to the Partnership’s promotional interest, of cash available for distribution and net proceeds from a capital transaction.

If, on behalf of UDF III, a subsidiary of UMTH enters into commitments to investments in mortgages in excess of 82% of the gross offering proceeds of UDF III (the “Gross Offering Proceeds”), a subsidiary of UMTH will be entitled to a carried interest equal to (a) 1% for the first 2.5% of commitments to investments in mortgages above 82% of the Gross Offering Proceeds (or if commitments to investments in mortgages are above 82% but no more than 84.5%, 1% multiplied by the fractional amount of commitments to investments in mortgages above 82%), (b) 1% for the next 2% of additional commitments to investments in mortgages above 84.5% of the Gross Offering Proceeds (or if commitments to investments in mortgages are above 84.5% but no more than 86.5%, 1% multiplied by the fractional amount of commitments to investments in mortgages above 84.5%), and (c) 1% for each additional 1% of additional commitments to investments in mortgages above 86.5% of the Gross Offering Proceeds (or a fractional percentage equal to the fractional amount of any 1% of additional commitments to investments in mortgages).

Cash available for distribution represents the funds received by UDF III from operations (other than proceeds from a capital transaction or a liquidating distribution), less cash used by UDF III to pay its expenses, debt payments, and amounts set aside to create a retained earnings reserve (currently at 9.5% of the net income of UDF III).

For the years ended December 31, 2014 and 2013, approximately $4.9 million and $4.3 million, respectively, is included in earnings from investments in partnerships associated with UDF III promotional and carried interest.

Buffington Homebuilding Group, Ltd.

In September 2007 a subsidiary of UMTH invested in Buffington Capital Homes, Ltd. (“BCH”) as a Class A limited partner. A subsidiary of UMTH initially contributed $300,000 in cash and executed a promissory note in the amount of $702,000 (the “Treaty Oak Note”) for the benefit of Treaty Oak Bank (“Treaty Oak”).

20

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

D.	Investments in Partnerships – continued

Buffington Homebuilding Group, Ltd. – continued

Concurrently, Treaty Oak issued a letter of credit in the amount of $702,000 on behalf of a subsidiary of UMTH for the benefit of Premier Bank (the “Premier Bank Letter of Credit”) as additional collateral to secure a $20 million credit facility to be used by BCH for the construction and sale of single family homes. The Premier Bank Letter of Credit was drawn upon in July 2009 through an advance under the Treaty Oak Note. The Treaty Oak Note was repaid in full in July 2010. See Note F - Notes Payable for further details. In July 2008 a subsidiary of UMTH invested in Buffington Texas Classic Homes, Ltd. (“BTC”) as a Class A limited partner. The subsidiary of UMTH initially contributed $200,000 to BTC. The primary purpose of BTC is to operate as a residential homebuilder in the central Texas area.

Effective December 1, 2009, BCH merged into Buffington Signature Homes, LLC (“BSH”) and BTC merged into Buffington Texas Classic Homes, LLC (“TCH”), with BSH and TCH being the surviving entities following the merger. As a result of the merger, the subsidiary of UMTH’s investments in BCH and BTC were converted into an investment in Buffington Homebuilding Group, Ltd. (“BHG”), the parent company of BSH and TCH. The subsidiary of UMTH records its income or loss from its investment in BHG using the equity method of accounting. As of December 31, 2014 and 2013, the investment balance was approximately $852,000 and $455,000, respectively. For the years ended December 31, 2014 and 2013, a subsidiary of UMTH recorded earnings of approximately $585,000 and approximately $181,000, respectively, in connection with its investment in BHG.

Hartnett Group

In 2008 a subsidiary of UMTH invested a total of $50,000 to acquire a limited partnership interest in The Hartnett Group, Ltd. The Hartnett Group, Ltd., a closely-held private investment company, engages in securities and futures trading; acquires, develops, and sells real estate, including single-family housing developments, commercial office buildings, retail buildings, and apartment homes; owns several restaurant concepts throughout the United States; and makes venture capital investments. The subsidiary of UMTH records its income or loss from this investment using the equity method of accounting. As of December 31, 2014 and 2013, the investment balance was approximately $25,000 and $30,000, respectively. The subsidiary of UMTH recorded approximately $4,000 in earnings from investments in partnerships in connection with this investment for the year ended December 31, 2014. The subsidiary of UMTH did not record any earnings from investments in partnerships in connection with this investment for the year ended December 31, 2013.

United Development Funding

In August 2008 UMTH acquired two units of limited partnership interests in UDF I for $50,000. See Note B – Profits Interest Receivable - Related Parties for further discussion of UDF I’s operations. UMTH accounts for this investment on the cost method of accounting. One partnership unit was sold in October 2008 for $25,000. As of December 31, 2014 and 2013, UMTH’s investment in UDF was $25,000.

21

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

D.	Investments in Partnerships – continued

United Development Funding IV

In June 2008 UMTH contributed $200,000 to UDF IV, a newly formed real estate investment trust. UDF IV’s purpose is to originate, purchase, participate in, and hold for investment, secured loans for the acquisition and development of residential real estate. UMTH accounts for this investment on the cost basis of accounting. As of December, 31, 2014 and 2013, UMTH’s investment in UDF IV was $200,000.

Spicewood Capital III, L.P.

In August 2010, UMTH contributed $150,000 to Spicewood Capital III, L.P. to acquire a 3.0% interest in the partnership. UMTH accounts for this investment on the cost basis and UMTH did not record any earnings from investments in partnerships in connection with this investment for the years December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, the investment balance was approximately $137,000.

E. Lines-of-Credit Payable

On June 26, 2009, the Partnership entered into a $6.3 million revolving line of credit (the “CTB LOC”) with Community Trust Bank of Texas (“CTB”). The CTB LOC, which bears interest at prime plus 1% (4.25% at December 31, 2014 and 2013), subject to a floor interest rate of 5.5%, as amended, is secured by the accounts receivable of the Partnership and an assignment by UDF X of certain liens on real property located in Hays County, Texas.

The CTB LOC is guaranteed by UDF IV and guaranteed individually by certain partners of UMTH. The line of credit requires monthly payments and is payable in full on December 26, 2018, as amended. As consideration for amending the CTB LOC in February 2012, the Partnership paid CTB a renewal fee in the amount of $31,500, which is being amortized over the life of the CTB LOC.

As of December 31, 2014 and 2013, the line of credit had an outstanding balance of approximately $4.0 million and $5.1 million, respectively. For the years ended December 31, 2014 and 2013, the Partnership recorded interest expense of approximately $260,000 and $319,000, respectively, in connection with the CTB LOC. As of December 31, 2014, the Partnership had included approximately $23,000, of accrued interest payable related to the CTB LOC. There was no accrued interest payable related to the CTB LOC as of December 31, 2013.

22

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

E.	Lines-of-Credit Payable – continued

The following table represents the scheduled maturity dates of the CTB LOC as of December 31, 2014:

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total

Line of credit	$999,000	$2,998,000	$-	$-	$3,997,000

Total	$999,000	$2,998,000	$-	$-	$3,997,000

During October 2010, a subsidiary of UMTH entered into a line-of-credit with United Texas Bank for $3 million. The line-of-credit bears interest at prime plus two and one quarter percent, with an initial rate of 5.5%, and requires monthly interest payments. The credit facility was collateralized by a first lien on certain real estate owned and a pledge of certificate of deposit of a related party held by the bank. Effective October 22, 2012, the line-of-credit was renewed with the same terms and was paid in full on November 4, 2013. Interest expense for this line-of-credit was approximately $68,000 for the year ended December 31, 2013.

Effective November 4, 2013, a new credit facility was executed with City Bank, a Texas banking association, in the amount of approximately $1,378,000. This line bears interest at the fixed rate of 2.75%, requires monthly interest payments and matured on November 4, 2014. Effective November 4, 2014, the loan was extended for one year and principal and all unpaid interest is due at maturity on November 4, 2015. As of December 31, 2014 and 2013, the outstanding balance on the line-of-credit was approximately $1.3 million. Interest expense for this line-of-credit was approximately $38,000 and $6,000 for the years ended December 31, 2014 and 2013, respectively.

F.	Notes Payable

As of December 31, 2012, UMTH had two unsecured notes payable to various unrelated parties totaling approximately $2.2 million. The notes bear interest at 12% per annum and require interest only payments on a monthly basis. As of December 31, 2012, the notes outstanding were payable in full, with any accrued interest, within one year. These notes were repaid in full in May 2013. Interest expense for these notes payable was approximately $106,000 during the year ended December 31, 2013.

As of December 31, 2014, UMTH had four notes payable outstanding to various unrelated parties. These notes bear interest at the rate of 9.5% per annum and have maturity dates ranging from 2017 to 2019. The balance of these notes payable was approximately $162,000 at December 31, 2014. Interest expense for these notes payable was approximately $16,000 during the year ended December 31, 2014.

23

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

F.	Notes Payable – continued

As of December 31, 2013, UMTH had four notes payable outstanding to various unrelated parties. These notes bear interest at the rate of 9.5% per annum and have maturity dates ranging from 2014 to 2016. The balance of these notes payable was approximately $166,000 at December 31, 2013. Interest expense for these notes payable was approximately $15,000 during the year ended December 31, 2013.

On July 7, 2010, in connection with the maturity of the Treaty Oak Note, a subsidiary of UMTH entered into a promissory note with Texas Capital Bank (“TCB”) in the amount of $350,000 (the “TCB Note”) bearing interest at prime plus 1.5% (4.75% at December 31, 2013), subject to a floor interest rate of 6.0%, with interest payable monthly. The TCB Note was guaranteed individually by certain partners of UMTH and by UMT Services, Inc., our general partner, and became due and payable in full on April 5, 2013.

This note was repaid in full in May 2013. Interest expense related to this note was approximately $1,400 for the year ended December 31, 2013.

On January 31, 2014, UMTH entered into a promissory note with Southwest Bank (“SWB”) in the amount of $250,000 bearing interest at 4.5% (4.5% at December 31, 2014) with interest payable monthly and has a maturity date of January 31, 2017. As of December 31, 2014, the outstanding balance of this note was approximately $177,000. Interest expense related to this note was approximately $10,000 for the year ended December 31, 2014.

G.	Notes Payable – Related Parties

As of December 31, 2014, UMTH had four unsecured notes payable to several related parties totaling approximately $2,237,000. Three notes bear interest at 10% per annum and one note bears interest at 12% per annum require interest only payments on a monthly basis, and are not collateralized. As of December 31, 2014, two of these notes payable are payable in full, with any accrued interest, within one year, one note has a maturity date of July 22, 2016 and one note is due and payable in full on December 31, 2016. UMTH had accrued interest payable relating to these notes of approximately $381,000, which is included in accounts payable – related parties in the accompanying consolidated balance sheets. During 2014 interest expense on these notes was approximately $261,000.

As of December 31, 2013, UMTH had four unsecured notes payable to several related parties totaling approximately $2,237,000. Three notes bear interest at 10% per annum and one note bears interest at 12% per annum require interest only payments on a monthly basis, and are not collateralized. As of December 31, 2013, two of these notes payable are payable in full, with any accrued interest, within one year, one note has a maturity date of July 22, 2016 and one note is due and payable in full on December 31, 2016. UMTH had accrued interest payable relating to these notes of approximately $344,000, which is included in accounts payable – related parties in the accompanying consolidated balance sheets. During 2013 interest expense on these notes was approximately $169,000.

24

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

G.	Notes Payable – Related Parties – continued

As of December 31, 2014 and 2013, UMTH had various notes payable to United Mortgage Trust, a related party, totaling approximately $36.3 million and $36.9 million, respectively. The notes bear interest ranging from 6% to 12.5% per annum, require interest only payments on a monthly basis, and are secured by a limited guaranty by General Services. As of December 31, 2014 and 2013, the notes outstanding are payable in full, with any accrued interest, within one year. As of December 31, 2014 and 2013, UMTH had accrued interest payable relating to these notes of approximately $7.1 million and $5.0 million, respectively, included in accounts payable – related parties, in the accompanying consolidated balance sheets. Interest expense related to these notes was approximately $2.7 million and $2.8 million, respectively, during the years ended December 31, 2014 and 2013.

UDF III Credit Facility

On November 12, 2007, UDF X entered into a revolving credit facility in the initial amount of $70 million (the “UDF III Credit Facility”) with UDF III. In November 2012 UMTH amended the UDF III Credit Facility and modified the commitment amount to its current amount of $26 million. The UDF III Credit Facility bears interest at a base rate equal to 15% to be paid monthly and is payable in full on November 11, 2015, as amended. The UDF III Credit Facility is secured by a security interest in all of UDF X’s existing and future acquired assets. The payment and performance of UDF X’s obligations to UDF III are guaranteed by UMTH, pursuant to a continuing unconditional guaranty.

UDF X agreed to pay origination fees to UDF III (the “UDF III Origination Fees”) equal to 3% of each advance under the UDF III Credit Facility, up to a maximum fee of $2.1 million, provided that no UDF III Origination Fees would be paid on amounts repaid and subsequently re-advanced under the UDF III Credit Facility. As of December 31, 2013, a subsidiary of UMTH had paid total UDF III Origination Fees of approximately $751,000. As of December 31, 2014 and 2013, the outstanding balance of the UDF III Credit Facility was approximately $16.3 million and $18.3 million, respectively. For the years ended December 31, 2014 and 2013, interest expense – related parties associated with the UDF III Credit Facility was approximately $2.5 million and $3.2 million, respectively. As of December 31, 2014 and 2013, UMTH had included approximately $311,000 and $196,000, respectively, of accrued interest payable in connection with the UDF III Credit Facility in accounts payable - related parties.

25

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

H.     Partners’ Deficit

UMTH and its general partner have created three classes of limited partnership interests to be classified as “Units” and designated as “Series A Units”, “Class C Units” and “Class D Units”. All Units represent a fractional part of the limited partnership interests of UMTH and are subject to the rights, preferences, powers, and duties for each class of Units as defined by the partnership agreement. All Units are subject to a vesting schedule and potential forfeiture prior to vesting. In the event a limited partner ceases providing services to UMTH or one of its affiliates, the limited partner becomes a terminated partner. On the termination date, the terminated Units, whether vested or unvested, shall cease to have any voting rights. The terminated partner’s unvested Units will be forfeited back to UMTH and subsequently cancelled. The terminated partner’s Units that are vested are deemed sold to UMTH for a value determined as of the termination date and the units shall be cancelled by UMTH. Series A and Class D Units vest as follows: 50% vest at the end of the second year after the initial Units are issued to a limited partner and the remainder at the end of the third year after the Units are issued to a limited partner. Class C Units vested 100% upon issuance.

See consolidated statement of changes in partners’ deficit for walk forward of Units outstanding. The following table summarizes the number of Units that are vested as of December 31, 2014, 2013, and 2012:

	Series A Units	Class C Units	Class D Units

2012	-	33,593	78,169
2013	500,000	32,153	88,615
2014	1,000,000	32,047	95,812

I.     Allocation of Net Income (Loss)

Effective January 1, 2012, any net losses of UMTH were allocated 100% to the general partner.

For 2014 and 2013, on a calendar quarterly basis, net income of UMTH was first allocated 100% to the general partner in an amount equal to the aggregate net losses allocated previously to the general partner, if any. Second, among the limited partners in an amount equal to the aggregate available cash distributed to such partners, pro rata, pursuant to the partnership agreement. Third, the balance, if any, was allocated 88.88% to the Series A Units, pro rata, and 11.12% to the Class D Units, pro rata.

J.     Concentrations of Credit Risk

UMTH maintains deposits in multiple financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). UMTH has not experienced any losses related to amounts in excess of FDIC limits.

26

UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

K.     Commitments and Contingencies

Leases

UMTH leases office space and various computer and office equipment under several operating leases. Certain office space is leased from an entity whose majority ownership is controlled by certain partners and employees of UMTH. The office lease was renewed, effective December 1, 2013, for five years and expires on November 30, 2018. Other office space leases and computer and office equipment leases expire through February 2016. As a result of escalating lease payments, UMTH had recorded deferred rent of approximately $49,000 and $22,000 as of December 31, 2014 and 2013, respectively. Lease expense for 2014 and 2013, net of sublease income of approximately $98,000 and $133,000, respectively, was approximately $613,000 and $425,000, respectively. Approximately $77,000 and $93,000 of sublease income was from related parties in 2014 and 2013, respectively.

Future minimum lease payments as of December 31, 2014, are as follows:

2015	$701,000
2016	703,000
2017	723,000
2018	681,000

$2,808,000

Off-Balance Sheet Arrangements

UMTH from time to time enters into guarantees of debtor’s borrowings, and accounts for such guarantees in accordance with GAAP. Guarantees generally have fixed expiration dates or other termination clauses and may require payment of a fee by the debtor. A guarantee involves, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. UMTH’s exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the guarantee.

In January 2008 a subsidiary of UMTH entered into a guaranty agreement by which this subsidiary guaranteed the repayment of up to $300,000 owed to American Bank of Commerce with respect to a certain promissory note between Grapevine Partners, a Texas general partnership, and American Bank of Commerce. Grapevine Partners is comprised of officers, employees, and affiliates of UMTH. The American Bank of Commerce promissory note was paid in full in April 2013, thus extinguishing the guaranty.

In March 2013 the Partnership entered into a guaranty agreement by which the Partnership guaranteed the repayment of up to $3.9 million owed to City Bank with respect to a certain promissory note between Grapevine Office Property One, L.P., a Texas limited partnership, and City Bank. Grapevine Office Property One, L.P.’s partnership interests are held by officers, employees, and affiliates of UMTH.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

K.     Commitments and Contingencies – continued

Off-Balance Sheet Arrangements – continued

To date, UMTH has not incurred losses from guarantees entered into, and the debt that is guaranteed is also collateralized by real estate. The value of such real estate may or may not be sufficient to settle such obligations if liquidated.

As of December 31, 2014 and 2013, UMTH also had an outstanding guaranty for four notes payable issued by related parties of UMTH to United Mortgage Trust, a related party. This guaranty was limited to a maximum of $10.6 million due under all of these notes and is unsecured. The total credit risk to UMTH under this guaranty as of December 31, 2014 and 2013, was approximately $1.6 million and $2.8 million, respectively, and as of December 31, 2014 and 2013, approximately $20 million had been borrowed by the debtors. The related party debt is collateralized by a pledge of certain partners’ distribution rights inherent to UMTH C and D units. During 2014 and 2013, C and D unit distributions associated with the pledged units were approximately $124,000 and $943,000, respectively.

To date, UMTH has not incurred losses from guarantees entered into, and the debt that is guaranteed is also collateralized.

L.     Related Party Transactions

Asset management fees – related parties

In connection with the servicing of loans for UDF III, a subsidiary of UMTH receives a mortgage servicing fee (the “UDF III Service Fee”) from UDF III. This subsidiary of UMTH is the general partner of UDF III. For the years ended December 31, 2014 and 2013, UMTH recognized approximately $1.0 million and $999,000, respectively, in income associated with the UDF III Service Fee. This income is included in asset management fees – related parties in the accompanying consolidated statements of operations.

As the general partner of Land Opp, in connection with its management of the Land Opp portfolio of assets, Gen Par receives a servicing fee (the “Land Opp Service Fee”) and an asset management fee (the “Land Opp Asset Management Fee”). For the years ended December 31, 2014 and 2013, Gen Par recognized approximately $1.3 million and $1.1 million, respectively, in income associated with the Land Opp Asset Management Fee. For the years ended December 31, 2014 and 2013, Gen Par recognized approximately $37,000, in income associated with the Land Opp Service Fee. The income associated with the Land Opp Asset Management Fee and the Land Opp Service Fee is included in asset management fees – related parties in the accompanying consolidated statements of operations.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

L.     Related Party Transactions – continued

Transaction service fees – related parties

In its capacity as the advisor to UDF IV, General Services has engaged a subsidiary of UMTH as the asset manager of UDF IV. General Services pays this subsidiary an asset management fee (the “UDF IV Asset Management Fee”) for these services. Our general partner is also the general partner of General Services. For the years ended December 31, 2014 and 2013, UMTH recognized approximately $4.4 million and $3.1 million, respectively, in income associated with the UDF IV Asset Management Fee. This income is included in asset management fees – related parties in the accompanying consolidated statements of operations.

A subsidiary of UMTH is the asset manager of UDF I and UDF II. In its capacity as the asset manager of UDF I and UDF II, this subsidiary receives asset management fees from UDF I and UDF II (the “UDF Asset Management Fees”). The subsidiary of UMTH did not recognize income associated with the UDF Asset Management Fee for the year ended December 31, 2014. For the year ended December 31, 2013, UMTH recognized approximately $1.5 million, in income associated with the UDF Asset Management Fee.

This income is included in asset management fees – related parties in the accompanying consolidated statements of operations.

As of August 1, 2006 (now subject to an Advisory Agreement effective January 1, 2009), UMTH entered into an Advisory Agreement with UMT. Under the terms of the agreement, UMTH is paid a monthly trust administration fee. The fee is calculated monthly depending on the Company’s annual distribution rate, ranging from 1/12th of 1% to 1/12th of 2% of the amount of average invested assets per month. The trust administration fees were capped at $1,000,000 per year in 2011 and the fees earned by UMTH were $1,000,000 in 2014 and 2013, respectively.

As the general partner of UDF III, a subsidiary of UMTH is paid 3% of the net amount available for investment in mortgages (“UDF III Placement Fees”) from the proceeds of the offering of UDF III limited partnership shares (including proceeds from shares issued in connection with the UDF III distribution reinvestment plan) for fees and expenses associated with the selection and origination of mortgages, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, and title insurance funded by the subsidiary. For the years ended December 31, 2014 and 2013, UMTH recognized approximately $291,000 and $300,000, respectively, in income associated with UDF III Placement Fees. This income is included in transaction service fees – related parties in the accompanying consolidated statements of operations.

As the asset manager engaged by General Services on behalf of UDF IV, a subsidiary of UMTH is paid 3% of the net amount available for investment in secured loans and other real estate assets (“UDF IV Acquisition and Origination”). For the years ended December 31, 2014 and 2013, the subsidiary of UMTH recognized approximately $259,000 and $8.0 million, respectively, in income associated with UDF IV Acquisition and Origination Fees. This income is included in transaction service fees – related parties in the accompanying consolidated statements of operations.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

L.     Related Party Transactions – continued

Transaction service fees – related parties – continued

A subsidiary of UMTH performs certain mortgage servicing activities for the benefit of BHG, the parent company of BSH and TCH. As of December 31, 2014 and 2013, UMTH had included in transaction service fees – related parties, approximately $2,000 and $126,000, respectively, in fees from such activities in the accompanying consolidated statements of operations.

In 2014 and 2013, UMTH recognized approximately $4,747,000 and $5,107,000, respectively, in transaction service fees – related parties from UDF IV. These amounts represent advisory fees for managing the day-to-day operations of the fund.

In 2014 and 2013, UMTH recognized approximately $994,000 and $913,000, respectively, in transaction service fees – related parties from UMT and UDF IV. These amounts represent debt placement fees.

In 2014 and 2013, UMTH recognized approximately $671,000 and $648,000, respectively, in transaction service fees – related parties from UDF II, UDF III, UDF IV, and UMT. These amounts represent service fees for investor relations and are based on shareholder count.

In 2013, UMTH recognized approximately $5,000 in mortgage service revenues through servicing agreements with related parties.

Incentive fee compensation – related parties

In 2014, UMTH recognized approximately $974,000 of incentive fee compensation – related parties from UDF IV.

Interest income – related parties

See Notes Receivable – Related Parties and Participation Interest – Related Parties sections of
Note L – Related Party Transactions for further details.

Interest expense – related parties

See Note G - Notes Payable – Related Parties for further details.

For the years ended December 31, 2014 and 2013, UMTH paid approximately $672,000 and $666,000, respectively, in consulting fees to stockholders of our general partner and unit holders of UMTH. These amounts are included in general and administrative expense – related parties for the years then ended.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

L.     Related Party Transactions – continued

General and administrative expenses – related parties – continued

In 2014 and 2013, UMTH paid approximately $851,000 and $722,000, respectively, in rent and common area maintenance expenses for its primary office space in Grapevine, Texas to a related party. These amounts are included in general and administrative expenses – related parties in the accompanying consolidated statements of operations.

In 2014 and 2013, UMTH reimbursed certain related parties approximately $13,000 and $43,000, respectively, for certain operating expenses, which is included in general and administrative expense – related parties.

Accounts receivable – related parties

As of December 31, 2014 and 2013, a subsidiary of UMTH had accounts receivable – related parties totaling approximately $3.6 million and $3.7 million, respectively, related to UDF Asset Management Fees.

As of December 31, 2014, a subsidiary of UMTH had accounts receivable – related parties from UDF III for promotional and carried interest of approximately $3.7 million (see Note D “Investments in Partnerships” for further discussion). As of December 31, 2013, a subsidiary of UMTH had no accounts receivable – related parties related to UDF III promotional and carried interest.

As of December 31, 2014 and 2013, a subsidiary of UMTH had accounts receivable – related parties from UDF TX Two of approximately $105,000 related to asset management fees.

As of December 31, 2014 and 2013, a subsidiary of UMTH had accounts receivable – related parties from UDF III of approximately $2.1 million and $1.3 million, respectively, related to UDF III Placement Fees and UDF III Service Fees.

As of December 31, 2014, a subsidiary of UMTH had no accounts receivable – related parties related to the UDF IV Acquisition and Origination Fees. As of December 31, 2013, a subsidiary of UMTH had accounts receivable – related parties from UDF IV of approximately $2.5 million relating to UDF IV Acquisition and Origination Fees.

As of December 31, 2014 and 2013, Gen Par had accounts receivable – related parties from Land Opp of approximately $308,000 and $100,000, respectively, related to Land Opp Service Fees and Land Opp Asset Management Fees.

As of December 31, 2014 and 2013, UMTH had a receivable from a related party for mortgage servicing of approximately $133,000, included in accounts receivable – related parties.

As of December 31, 2014 and 2013, UMTH had included in accounts receivable – related parties, approximately $1.2 million and $842,000, respectively, advisory fees, incentive fees and offering and organization costs paid on behalf of UDF IV.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

L.     Related Party Transactions – continued

Accounts receivable – related parties – continued

As of December 31, 2014 and 2013, UMTH had included in accounts receivable – related parties, approximately $620,000 and $406,000, respectively, for placement fees, advisory fees, and investor relations functions performed on behalf of UDF I, UDF II, UDF III, UDF IV, LOF, and United Mortgage Trust.

UMTH incurs costs relating to payroll and other administrative expenses, for which UMTH is reimbursed by UDF Holdings, L.P., a Delaware limited partnership (“UDFH”) and an affiliate of UMTH. As of December 31, 2014 and 2013, UMTH had accounts receivable – related parties from UDFH in connection with these items of approximately $6.3 million and $1.9 million, respectively.

Profits interest receivable – related parties

The balance included in profits interest receivable – related parties represents the UDF Profits Interest recorded by a subsidiary of UMTH, net of any distributions from UDF I and UDF II. This subsidiary did not record any additional UDF Profits Interest or distributions from UDF I or UDF II for the years ended December 31, 2014 or 2013. As of December 31, 2014 and 2013, UMTH had a profits interest receivable from UDF I and UDF II totaling approximately $76,000.

Notes receivable – related parties

In March 2008, UDF X entered into a $6 million promissory note with OU Land Acquisition, L.P. (“OU Land”). OU Land is a wholly owned subsidiary of UDF I. The OU Land note bore interest at a base rate of 15% per annum and was set to mature on March 31, 2015, as amended. The OU Land note was secured by residential acreage located in Houston, Texas. Effective March 2012, the OU Land note was amended and the commitment was increased to approximately $9.8 million. The OU Land note was paid off in full in December 2014. For the years ended December 31, 2014 and 2013, the Partnership recognized approximately $250,000 and $912,000, respectively, of loan interest income – related parties related to the OU Land note. As of December 31, 2013, the Partnership has included in notes receivable – related parties and accounts receivable – related parties, approximately $4.2 million and $83,000, respectively, related to the OU Land note.

Accounts payable – related parties

As of December 31, 2014 and 2013, UMTH had included in accounts payable – related parties approximately $199,000 and $201,000, respectively, owed to a related party.

As of December 31, 2014 and 2013, UMTH had included in accounts payable – related parties approximately $352,000 and $151,000, respectively, owed to UDF IV.

As of December 31, 2014 and 2013, UMTH owed approximately $49,000 and $222,000, respectively, to a related party for deferred rent and this amount was included in accounts payable – related parties.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

L.     Related Party Transactions – continued

Accounts payable – related parties – continued

As of December 31, 2014 and 2013, a subsidiary of UMTH had deferred revenue relating to UDF III Placement Fees and UDF IV Acquisition and Origination Fees of approximately $1.2 million and $3.9 million, respectively, included in accounts payable – related parties in the accompanying consolidated balance sheets.

Gen Par is required to reimburse Land Opp for certain operating expenses. As of December 31, 2014 and 2013, Gen Par had approximately $106,000 and $196,000, respectively, included in accounts payable – related parties related to such reimbursements.

See Note G - Notes Payable – Related Parties for further details on accrued interest payable included in accounts payable – related parties.

See Note G - Notes Payable - Related Parties for further details.

M.     Subsequent Events

In preparing the consolidated financial statements, UMTH has evaluated all subsequent events and transactions for potential recognition or disclosure through March 31, 2015, the date the financial statements were available for issuance.

As disclosed in Note G Notes Payable – Relayed Parties, UMTH had various notes payable to United Mortgage Trust totaling approximately $36.3 million and $36.9 million at December 31, 2014 and 2013, respectively. On March 25, 2015, and effective as of January 1, 2015, UMTH entered into a loan modification agreement with United Mortgage Trust.

Summary of Modified Loans

As modified, each of the existing notes evidencing the indebtedness to United Mortgage Trust has been amended and the outstanding indebtedness divided into and evidenced by two new notes – Note No. 1, which matures on December 31, 2017, provided that such date shall be extended by one year for each annual transfer of principal made from Note No. 2, and Note No. 2 which matures on December 31, 2017.

The loans were modified in the best interests of UMTH and UMT by accelerating the repayment schedule and set payment amounts on the indebtedness, provide additional collateral to support the indebtedness, and reduce the interest rate to a market rate. The interest rate of Note No. 1 is equal to the higher of: (a) 1.75% or (b) the imputed interest/applicable federal rate rules set forth in Sections 483 or 1274 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“AFR”) and the interest rate on Note No. 2 is equal to the higher of: (a) 2.70% or (b) the AFR.

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UMT HOLDINGS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

M.     Subsequent Events – continued

Summary of Modified Loans – continued

The modified notes require the payment of a minimum cumulative quarterly payment and a minimum cumulative annual payment from all of the obligors. The failure to make the minimum cumulative annual payment within 30 days after notice of such failure or the commission of any act of bankruptcy, general assignment for the benefit of creditors, or any existence of a proceeding under any insolvency or bankruptcy law by or against any obligor constitutes a default under all of the notes. Upon the occurrence of an event of default, the interest rate is automatically increased to 6% per annum from the date of such default until the entire outstanding balance of principal and interest is paid.

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